UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 27, 2012

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2012, Aetna Inc. (“Aetna”) entered into an unsecured $1.5 billion, five-year revolving credit agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent, and the 20 lender parties thereto led by JPMCB, Bank of America, N.A., and Citibank N.A. The New Credit Agreement replaces Aetna's $1.5 billion five-year revolving credit agreement, dated as of March 27, 2008, among Aetna, JPMCB, as administrative agent, and the 21 lender parties thereto (the “Prior Credit Agreement”). The Prior Credit Agreement was Exhibit 99.1 to Aetna's Form 8-K filed on April 1, 2008 and was scheduled to expire on March 27, 2013. The Prior Credit Agreement was terminated on March 27, 2012.

The New Credit Agreement is summarized in Item 2.03 of this report, which is incorporated by reference into this Item 1.01.

The administrative agent and certain of the lender parties to the New Credit Agreement perform normal banking, investment banking and/or advisory services for Aetna and its affiliates from time to time for which they have received customary fees and expenses.

A copy of the New Credit Agreement is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Aetna entered into the New Credit Agreement on March 27, 2012. The New Credit Agreement provides for the granting of revolving loans and the issuance of letters of credit at Aetna's request, up to a maximum aggregate amount outstanding of $1.5 billion. Aetna has the option to expand the lenders' aggregate commitments under the New Credit Agreement to a maximum of $2.0 billion, subject to certain conditions precedent. The maximum aggregate amount of outstanding letters of credit under the New Credit Agreement is limited to $200 million. Outstanding letters of credit count as usage of the available commitments under the New Credit Agreement.

The New Credit Agreement expires March 27, 2017; however that expiration date may be extended by one year on each March 27 for the commitments under the New Credit Agreement represented by lenders consenting to such extension, subject to certain conditions precedent. Various interest rate options are available under the New Credit Agreement. Any revolving borrowings mature on the termination date of the New Credit Agreement. Aetna pays facility fees on the lenders' aggregate commitments under the facility ranging from 0.070% to 0.150% per annum, depending on Aetna's long-term senior unsecured debt rating. The facility fee at March 27, 2012 is at an annual rate of 0.100%.

The New Credit Agreement contains customary representations, warranties and covenants, including a financial covenant, for a transaction of this type. Under the terms of the New Credit Agreement, Aetna is required to maintain its ratio of total debt to adjusted consolidated capitalization as of the end of each fiscal quarter ending after March 27, 2012 at or below 0.50 to 1.00. For this purpose, adjusted consolidated capitalization means the sum of Aetna's consolidated shareholders' equity, excluding any adjustment recorded to reflect the overfunded or underfunded status of Aetna's defined benefit pension and other postretirement plans in accordance with Financial Accounting Standards Board Accounting Standards Codification 715 - Compensation - Retirement Benefits, and any net unrealized capital gains and losses, plus total debt.

The New Credit Agreement also contains customary events of default, including a cross default provision and a change of control provision. If an event of default occurs that is not otherwise waived or cured, lenders holding a specified percentage of the commitments or outstanding loans may terminate the obligations of the lenders to make loans under the New Credit Agreement and the obligations of the issuing banks to issue letters of credit and/or may declare the loans outstanding under the New Credit Agreement to be due and payable. Such termination and acceleration will occur automatically in the event of a bankruptcy default.

The foregoing summary of the New Credit Agreement is not complete and is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 99.1 to this report and is incorporated herein by reference. You are encouraged to read the New Credit Agreement.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1     $1,500,000,000 Five-Year Credit Agreement Dated as of March 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: March 28, 2012	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer

Exhibit Number	Description

Exhibit 99.1	$1,500,000,000 Five-Year Credit Agreement Dated as of March 27, 2012.